Exhibit 10.26

GROCERY OUTLET INC.

EXECUTIVE CHANGE IN CONTROL AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of the 7th day of October, 2014 (the “Effective Date”), by and between Charles Bracher (“Executive”), Grocery Outlet Inc. (the “Company”), and Globe Holding Corp. (“Globe”) (Globe, the Company, and their direct and indirect subsidiaries, the (“Globe Group”).

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

1.1 “Board” means the Board of Directors of Globe.

1.2 “Cause” means:

(a) Executive’s willful and continued breach of this Agreement or failure to perform his duties to the Company or its successor after a written demand for substantial performance is delivered to him by the Company or its successor which demand specifically identifies the manner in which the Company or its successor believe that he has not substantially performed his duties;

(b) his conviction of or plea of guilty or nobo contendere to felony criminal conduct; or

(c) his breach of the terms of any restrictive covenants agreement between Executive and any member of the Globe Group (whether such agreement is an independent agreement, contained in this Agreement, or contained in the terms of any equity award agreement or otherwise).

No act or failure to act by Executive shall be deemed “willful” if done, or omitted to be done, by Executive in good faith and with the reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.3 “Change in Control” shall mean the consummation of the transaction contemplated by that certain Agreement and Plan of Merger by and among GOPB Holding, Inc., Globe (formerly known as Cannery Sales Holding Corp.), Globe Merger Corp. (formerly known as Cannery Sales Merger Corp.), and BSR LLC, dated as of September 13, 2014, as amended (the “Globe Merger Agreement”).

1.4 “Company” means Grocery Outlet Inc.

1.5 “Covered Termination” means (i) an Involuntary Termination Without Cause that occurs within the eighteen (18) month period commencing on the effective date of the Change in Control, or (ii) a voluntary termination for Good Reason that occurs within the eighteen (18) month period commencing on the effective date of the Change in Control.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.7 “Globe” means Globe Holding Corp.

1.8 “Globe Group” means Globe, the Company, and their direct and indirect subsidiaries.

1.9 “Good Reason” means that any of the following are undertaken without Executive’s express written consent:

(a) the assignment to Executive of any duties or responsibilities that results in any diminution or adverse change of Executive’s position, status, title, authority, circumstances of employment or scope of responsibilities;

(b) a reduction by the Company in Executive’s annual base salary as in effect on the effective date of the Change in Control;

(c) the taking of any action by the Company that would adversely affect Executive’s participation in, or reduce Executive’s benefits under, the Company’s benefit plans (excluding equity benefits) as of the effective date of the Change in Control, except to the extent the benefits of all other executives of the Company are similarly reduced;

(d) a relocation of Executive’s principal office to a location more than forty (40) miles from the location at which Executive was performing Executive’s duties as of the effective date of the Change in Control, except for required travel by Executive on the Company’s business;

(e) any material breach by the Company of any provision of this Agreement; or

(f) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

1.10 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

1.11 “Read Family” means the Company; Steven Read; Peter Read; any member of either Steven Read’s or Peter Read’s family by blood or marriage to and including the level of first cousin; any trust or estate in which any of the preceding persons is a trustee or has a beneficiary interest or any person controlled directly or indirectly by one or more of the preceding persons.

1.12 “Separation from Service” shall mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), as determined by the Company on the date of a Covered Termination in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(h) and any successor provision thereto).

ARTICLE II

EMPLOYMENT BY THE COMPANY

2.1 Position and Duties. Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Financial Officer and Executive hereby accepts such continued employment. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Financial Officer and such other duties as are assigned to Executive by the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause, and without prior notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III

COMPENSATION

3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $450,883, payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board.

3.2 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally.

ARTICLE IV

SEVERANCE AND CHANGE IN CONTROL BENEFITS

4.1 Severance Benefits. If Executive’s employment terminates due to a Covered Termination, Executive shall receive any annual base salary that has accrued but is unpaid as of the date of such Covered Termination. Executive shall also be entitled to receive payments equal to the sum of (a) one hundred fifty percent (150%) of Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination and (b) Executive’s target annual bonus for the year in which the Covered Termination occurs, pro-rated for the portion of the applicable performance period within which the Covered Termination occurs and determined assuming that any performance goals relating to such annual bonus have been attained at their targeted levels as of the date of the Covered Termination, subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits shall be payable in a single lump sum on the first regularly scheduled payroll date on or after the 60th day following the date the Covered Termination occurs.

4.2 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

4.3 Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 4.1 unless the Executive’s termination of employment constitutes a Separation from Service and unless, on or prior to the 60th day following the date of Executive’s Covered Termination, Executive executes a waiver and release of claims agreement in the Company’s customary form and does not subsequently revoke such waiver and release of claims agreement and (ii) if at the time of the Executive’s Separation from Service the Executive is determined to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (B) the date of the Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 4.3 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of any expense under Sections 3.2 or 4.1 or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred. The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

ARTICLE V

PROPRIETARY INFORMATION OBLIGATIONS

5.1 Confidentiality. Executive agrees to execute and abide by the Company’s customary form of Confidentiality Agreement (the “Confidentiality Agreement”). Without limiting the foregoing, Executive agrees the terms of this Agreement and its subject matter are sensitive and should be kept confidential and that without the prior authorization of the Company Executive shall not disclose to any third party any and all information, whether written or oral, relating to any transaction involving the Company that, if consummated, could constitute a change in control, other than information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement by Executive; or (b) becomes available to Executive on a non-confidential basis from a source other than the Company or a member of the Read Family, provided that such source is not to your knowledge, after reasonable investigation, bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the Company or any of its affiliates.

5.2 Remedies. Executive’s duties under the Confidentiality Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Confidentiality Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI

OUTSIDE ACTIVITIES

6.1 Other Activities. Except with the prior written consent of the Board, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

6.2 Competition/Investments. During the term of Executive’s employment by the Company, except on behalf of the Globe Group, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Globe Group, throughout the United States, in any line of business engaged in (or planned to be engaged in) by the Globe Group; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 5% of the voting stock of such corporation.

ARTICLE VII

NONINTERFERENCE

While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant or independent contractor to or for any other entity. For the avoidance of doubt, a bona fide advertisement for employment placed by any party any not specifically targeted at employees of the Company shall not constitute a violation of this Article 7. Executive’s duties under this Article 7 shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by the Executive and the Company or any predecessor thereto or affiliate thereof with respect to the employment of the Executive by the Company or with respect to severance payable by the Company upon termination of employment. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by an officer of the Company and Executive.

8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and Globe, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

8.8 Arbitration. To ensure the timely and economical resolution of disputes that arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

8.10 Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the final and proposed Department of Treasury Regulations promulgated thereunder.

8.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California without regard to the conflicts of law provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

GROCERY OUTLET INC.

By:	/s/ Eric Lindberg

GLOBE HOLDING CORP.

By:	/s/ Eric Lindberg

Accepted and agreed:

/s/ Charles Bracher
CHARLES BRACHER